Exhibit 10.22

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 13th day of November, 2012, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”) and AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of June 6, 2011 (the “Original Lease”), as modified by that certain First Amendment to Lease dated as of June 21, 2012 by and between Landlord and Tenant (“First Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in that certain building located and addressed at 3366 North Torrey Pines Court, San Diego, California (the “Building”). The Original Lease as modified by the First Amendment may be referred to herein as the “Lease.”

B. By this Second Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord approximately 1,805 rentable square feet on the second (2nd) floor of the Building and commonly known as Suite 225, as more particularly described in the Lease. In addition, Tenant, as of the date hereof, has been leasing, on a month to month basis, that certain space commonly known as Suite 230 located on the second (2nd) floor of the Building containing approximately 994 rentable square feet as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof (collectively, the “Existing Premises”).

2. Expansion of the Existing Premises; Expansion Commencement Date.

2.1. Expansion Space. Suite 230 is referred to herein as the “Expansion Space” and Tenant desires to continue to lease the Expansion Space for the Expansion Space Term (as defined below).

2.2. Expansion Commencement Date. Effective as of December 1, 2012 (“Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Space for the Expansion Space Term. Landlord and Tenant hereby stipulate and agree that such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of square feet leased by Tenant in the Building to a total of 2,799 rentable square feet. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3. Expansion Space Term. The term of the Tenant’s Lease of the Expansion Space shall be deemed restated to commence as of the Expansion Commencement Date and shall expire on August 31, 2016. The period from the Expansion Commencement Date through August 31, 2016 shall be referred to herein as the “Expansion Space Term.”

4. Monthly Basic Rent for the Expansion Space. Effective as of the Expansion Commencement Date, Tenant shall pay, as Monthly Basic Rent for the Expansion Space, the following:

Period	Monthly Basic Rent	Monthly Basic Rent Per RSF of the Expansion Space

12/01/12 — 08/31/13	$3,429.30	$3.45

09/01/13 — 08/31/14	$3,528.70	$3.55

09/01/14 — 08/31/15	$3,638.04	$3.66

09/01/15 — 08/31/16	$3,747.38	$3.77

5. Tenant’s Percentage. During the Expansion Space Term, Tenant’s Percentage shall be 7.33%.

6. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.

7. Parking. During the Expansion Space Term, Tenant shall continue to be entitled to an additional three (3) unreserved, uncovered parking spaces (provided to Tenant under the First Amendment). Tenant’s use of such additional parking spaces shall be subject to all of the terms and provisions of the Lease.

8. Condition of the Expansion Space and Existing Furniture. Tenant hereby agrees to accept the Expansion Space in its “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space. Tenant acknowledges and agrees that there exists in the Expansion Space certain furniture owned by Landlord; such furniture shall remain the property of Landlord and Landlord may elect to remove the same at any time in Landlord’s sole discretion. Tenant agrees to keep such furniture in good condition.

9. Security Deposit. Tenant has previously deposited with Landlord Eight Thousand Five Hundred Fifty-Four and 85/100 Dollars ($8,554.85) as a Security Deposit under the Lease. Landlord shall continue to hold the Security Deposit in accordance with the terms and conditions of Section 5 of the Lease.

10. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

11. Signing Authority. Each individual executing this Second Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Second Amendment and that each person signing on behalf of Tenant is authorized to do so.

12. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

LANDLORD:	MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

	By:	Mullrock 3 Torrey Pines Manager, LLC,
a Delaware limited liability company Its Non-Member Manager

	By:	Mullrock 3, LLC,
a Delaware limited liability company Its Sole Member

		By:	Mueller-Rock 3, LLC,
a California limited liability company its Managing Member

		By:	/s/ Stephen J. Muller
		Name:	Stephen J. Muller
		Title:	Managing Member

“TENANT”	AUSPEX PHARMACEUTICALS, INC.,
A Delaware corporation

	By:	/s/ Lawrence C. Fritz
		Print Name:	Lawrence C. Fritz
		Print Title:	President & CEO

By:
Print Name:
Print Title:

EXHIBIT “A”

EXPANSION SPACE